                                                                EXHIBIT 10.15
                                                                -------------


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                       COLLABORATION AND LICENSE AGREEMENT

                                 By and Between

                         OCLASSEN PHARMACEUTICALS, INC.

                                       and

                              SYMBOLLON CORPORATION



                        ---------------------------------

                            Dated as of May 14, 1996

                        ---------------------------------



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

                               TABLE OF CONTENTS*
                               ------------------
                                                                      Page No.
                                                                      --------

Article 1          Definitions........................................   1

Article 2          Joint Development Committee........................   6

        2.1        Formation .........................................   6
        2.2        Responsibilities...................................   6
        2.3        Niche Product......................................   6
        2.4        Switch to OTC......................................   7

Article 3          Research and Development Efforts...................   7

        3.1        Efforts............................................   7
        3.2        Funding............................................   7
        3.3        Sharing of Information.............................   8
        3.4        Material Samples...................................   8

Article 4          Oclassen License...................................   8

        4.1        Basic Grant........................................   8
        4.2        Specific Limitations...............................   8
        4.3        Symbollon Retained Rights..........................   9

Article 5          Clinical Trials and Regulatory Filings.............  10

Article 6          Oclassen Milestone and Royalty Payments............  10

        6.1        Milestones.........................................  10
        6.2        Certain Offsets Against Royalties..................  11
        6.3        Royalties..........................................  11
        6.4        Overall Value......................................  12

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*    This Table of Contents is for convenience of reference only and is not part of this Agreement.


                                                                        Page No.
                                                                        -------

Article 7          Symbollon Sale of Products Outside Territory........    12

Article 8          Payments............................................    12

        8.1        Timing of Royalty Payments..........................    12
        8.2        Time and Other Records..............................    12
        8.3        Records of Net Sales................................    13
        8.4        Payments............................................    13


Article 9          Exclusivity.........................................    13

        9.1        Oclassen's Exclusivity Obligations..................    13
        9.2        Avoidance of Confusingly Similar Products...........    13
        9.3        Royalties for Off-Label Use.........................    15

Article 10         Confidentiality and Publications....................    15

        10.1       Propriety Information...............................    15
        10.2       Joint Disclosures...................................    16

Article 11         Ownership of Intellectual Property..................    16

        11.1       General Intent......................................    16
        11.2       New Inventions......................................    16
        11.3       Symbollon's Rights in Oclassen's Joint Inventions...    16
        11.4       Patent Applications.................................    17
        11.5       Disputes............................................    17

Article 12         Warranties/Indemnification/Insurance................    17

        12.1       Representations and Warranties......................    17
        12.2       Disclaimer..........................................    17
        12.3       Additional Covenants................................    18
        12.4       Indemnification.....................................    18
        12.5       Insurance...........................................    18
        12.6       Additional Indemnification Obligations..............    19


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

                                                                      Page No.
                                                                      -------

Article 13         Infringement and Trademarks.......................   19

        13.1       Notice of Infringement............................   19
        13.2       Control and Cooperation in Infringement Actions...   19
        13.3       Recoveries Against Infringer......................   20
        13.4       Trademarks........................................   20

Article 14         Assignability.....................................   20

Article 15         Term and Termination..............................   21

        15.1       Term..............................................   21
        15.2       Termination Events ...............................   21
        15.3       Termination by Oclassen...........................   22
        15.4       Effects of Termination............................   22
        15.5       Survival..........................................   22

Article 16         Supply and Manufacture............................   23

Article 17         Miscellaneous.....................................   23

        17.1       Notices...........................................   23
        17.2       Governing Law; Jurisdiction and Venue.............   24
        17.3       Limited Arbitration...............................   24
        17.4       Waiver............................................   25
        17.5       Enforceability....................................   25
        17.6       Entire Agreement and Amendment....................   25
        17.7       Independent Contractor............................   25
        17.8       Headings..........................................   25
        17.9       Further Instruments...............................   26
        17.10      Force Majeure.....................................   26
        17.11      Counterparts......................................   26
        17.12      Exhibits..........................................   26

Exhibits
- --------

    A -- Patent Applications and Patents
    B -- Project Plan
    C -- Initial Members of the JDC

                       COLLABORATION AND LICENSE AGREEMENT


     This Agreement is made as of this 14th day of May, 1996 by and between Oclassen Pharmaceuticals, Inc. ("OCLASSEN") and Symbollon Corporation ("SYMBOLLON").

     Symbollon is the owner of certain proprietary technology relating to topical iodine. Oclassen has resources and expertise useful in the development and marketing of dermatological pharmaceuticals. The parties wish to collaborate in a designated field on research and development of novel pharmaceutical agents which incorporate Symbollon's proprietary topical iodine technology, and Oclassen wishes to obtain a license from Symbollon under Symbollon's proprietary technology for the manufacture, use and sale of products in such designated field, all on the terms and conditions set forth in this Agreement. Accordingly, the parties hereby agree as follows:


                             Article 1 - Definitions
                             -----------------------

     For purposes of this Agreement, the following capitalized terms shall have the following definitions:

     1.01 "ACTIVELY DEVELOPING" means currently working (which, for the first seven (7) years of this Agreement, means producing formulations and/or conducting clinical trials with humans or appropriate animal models, and anytime thereafter means conducting clinical trials with humans) in the Territory to demonstrate in humans or appropriate animal models, as applicable, a reasonable expectation that a Product will have utility in the topical treatment of human skin disease, expressly excluding the Excluded Applications.

     1.02 "AFFILIATE" means any individual, corporation, partnership, proprietorship or other entity controlled by, controlling, or under common control with a party through equity ownership, ability to elect directors or direct management and policies, or by virtue of a majority of overlapping directors, and shall include (a) any individual, corporation, partnership, proprietorship or other entity directly or indirectly owning, owned by or under common ownership with such party to the extent of fifty percent (50%) or more of the equity or voting shares, including shares owned beneficially by such party and (b) each officer, director or partner of such party.

     1.03 "DEVELOPMENT EXPENSES" means amounts actually spent by Oclassen to (a) develop, prepare and validate samples of Products, which samples are not held for sale to a third party, (b) investigate and demonstrate the safety and efficacy of a Product as a pharmaceutical, and (c) register a Product with appropriate governmental agencies, all for the purpose of permitting sale of such Product as a pharmaceutical. Development Expenses shall include all external expenses, and internal costs only to the extent of direct materials and direct labor costs for research and development personnel and management allocated directly to the work performed under the preceding clauses (a) through (c), and shall not in any event include any other management costs or any overhead.

     1.04      "EFFECTIVE DATE" means the date first written above.

     1.05 "EXCLUDED APPLICATIONS" means (a) wound care, (b) ocular infections, (c) vaginal infections, (d) oral applications, and
               (e) all topical antiseptic infection prevention applications.

     1.06 "FIELD" means (a) during the period of time from the Effective Date until the seventh anniversary of the Effective Date, the topical treatment of human skin diseases with iodine, expressly excluding the Excluded Applications; PROVIDED that, on or after the second anniversary of the Effective Date, the Field may be permanently reduced from time to time pursuant to Section 2.3 and
               (b) during the period of time from the seventh anniversary of the Effective Date and thereafter, the topical treatment of any and all human dermatological indication(s) in the Field (as then in effect pursuant to the terms of clause (a) of this Section 1.06) with respect to which Oclassen is Actively Developing, manufacturing and/or distributing any Product(s) claiming efficacy.

               The parties acknowledge that the term "FIELD" is limited to topical treatment, and does not include prevention, of human skin diseases, except that, to the extent a Product when topically applied treats a skin disease (expressly excluding the Excluded Applications), and the use of such Product also prevents the recurrence of such skin disease, then such preventative use is within the "FIELD". If, at any time during the term of this Agreement, Oclassen wishes to make, use or sell a Product for any other preventative use, it may so notify the JDC. If the JDC fails to reach unanimous agreement on this matter, the top executive officer of each party will confer as soon as reasonably practicable and each use his commercially reasonable efforts to effect resolution. Should such conference not resolve the disagreement, Symbollon will, in good faith, make the final decision with respect thereto.

     1.07      "FORMULATION NOTICE" has the meaning set forth in Section 9.2.

     1.08      "FDA" means U.S. Food and Drug Administration.

     1.09 "IND" means an Investigational New Drug Application filed with the FDA in the U.S. or a comparable application filed with the appropriate authority in Canada.

     1.10 "INVENTIONS" means all discoveries, inventions, concepts, ideas or intangible property, whether patentable or not, made, conceived, or reduced to practice in the course of Product research and development performed pursuant to Article 3.

     1.11 "JOINT DEVELOPMENT COMMITTEE" or "JDC" means a committee of officers, employees or consultants of Symbollon and Oclassen as described in Article 2 of this Agreement.

     1.12      "JOINT INVENTION" has the meaning set forth in subsection
               11.2(b).

     1.13 "LICENSED PATENTS" means all of Symbollon's rights (but only to the extent such rights may by their terms be further licensed to Oclassen hereunder) in and under patents and patent applications applicable to the Field, as follows: (a) the patents and patent applications listed in EXHIBIT A, as well as all Canadian equivalent patents and patent applications and all patents issuing therefrom in which Symbollon has a property interest or under which Symbollon acquires licensing rights (but only to the extent such rights may by their terms be further assigned to Oclassen hereunder), (b) any iodine-based patent or patent application covering an Invention or Joint Invention assigned to Symbollon pursuant to Section 11.2, (c) any other future iodine-based patent or patent application in which Symbollon acquires any property interest or licensing rights (but only to the extent such rights may by their terms be further assigned to Oclassen hereunder), and (d) any divisions, continuations or continuations in part of the patents or patent applications set forth above, including any reissue, re-examination, re-registration or extension. Symbollon shall promptly notify Oclassen from time to time as new iodine-based patent applications are filed or iodine-based patents are issued which fall within the definition of Licensed Patents and EXHIBIT A shall be appropriately updated to reflect such changes.

     1.14 "MANUFACTURING COSTS" means, with respect to any product (including any product component) a party's costs of manufacturing consisting of direct material and direct labor costs and overhead directly allocable to such product. Direct material costs shall include the reasonable costs incurred in purchasing raw materials (without deduction for waste), including sales and excise taxes imposed thereon, and all costs of packaging components. Direct labor shall include the reasonable cost of employees engaged in manufacturing activities who are directly employed in product manufacturing and packaging. Overhead allocated to a product is limited to a reasonable allocation of the cost of employees who have a direct relationship with product manufacturing or packaging but who are not classified as direct labor, based on each such employee's time spent toward product manufacturing or packaging as compared to time spent on all such employee's work. Overhead shall also include a reasonable allocation of facilities' costs allocable to product manufacturing and packaging, including electricity, water, sewer, waste disposal, property taxes and straight-line depreciation of building and machinery. The allocation and calculation of a party's internal Manufacturing Costs shall be made in accordance with its standard cost and reasonable cost accounting methods, consistently applied. In the case of a product manufactured in whole or in part by a third party on behalf of a party, "MANUFACTURING COSTS" means the costs paid to such third party in order to acquire the manufactured product.

     1.15 "NDA" means a New Drug Application filed with the FDA in the U.S. or a comparable application filed with the appropriate authority in Canada.

     1.16 "NET SALES" means the sum of all amounts received and all other consideration received (when in a form other than cash or its equivalent, the fair market value thereof when received) by a party or its Affiliates from persons or entities who are not Affiliates by reason of the sale, distribution or use of Product less, without duplication: (a) trade, quantity, cash, purchasing group or Medicaid discounts, if any, actually allowed, (b) credits or allowances, if any, actually given or made on account of price adjustments, returns, rejections, recalls or destruction of such Products, (c) any insurance and prepaid freight expenses actually incurred in connection with the shipment of such Products if included in the billed amount and (d) any sales or excise tax. "NET SALES" shall not be net of any amounts paid or deductions made for (y) commissions or fees paid to any person, whether they be with independent sales agencies, regularly employed by a party or its Affiliates, or under a co-promotion arrangement as contemplated under subsection 4.2(b) or (z) discounts, if any, actually allowed, if any such discount has been granted on any basis other than the purchase of Products. Any overpayment of royalties due to an allowable deduction for discounts under clause (a), above, applicable to periods for which royalties have already been paid may be credited against future royalty obligations. For purposes of calculating any royalty due under Article 7, Net Sales shall apply to all products (including Products) referenced in Article 7.

     1.17 "NICHE PRODUCT" and "NICHE PRODUCT NOTICE" shall have the meanings set forth in Section 2.3.

     1.18 "OTC" means the over-the-counter, as opposed to prescription, market for pharmaceuticals.

     1.19 "PRODUCT" means any pharmaceutical agent in the Field (excluding any Niche Product) which includes iodine as an active ingredient.

     1.20 "PROJECT PLAN" means the written plan (initially attached hereto as Exhibit B, as the same may be revised in writing from time to time pursuant to Section 2.2.) for the research and development of prescription Products which sets forth (a) the research and development work to be performed by the respective parties, (b) the schedule of agreed upon milestones and completion of such work, and (c) a budget.

     1.21 "PROPRIETARY INFORMATION" means all technical information, data, techniques, knowledge, skill, know-how, experience, trade secrets, developments, formulae, processes, materials and other information of a party which is disclosed or transferred from one party to the other or developed in the course of performance under this Agreement, including by way of illustration and not limitation, designs, drawings, documents, models and other similar information. "PROPRIETARY INFORMATION" shall not include any of the foregoing that are included in a claim of any Licensed Patent.

     1.22 "REASONABLE COMMERCIAL EFFORTS" means efforts no less diligent than Oclassen puts or would put forth in pursuing commercialization of its own internally developed products.

     1.23      "REGULATORY APPROVALS" has the meaning set forth in Article 5.

     1.24      "REGULATORY FILINGS" has the meaning set forth in Article 5.

     1.25      "TERRITORY" means the United States, its territories and Canada.

     1.26 "VALID CLAIM" means any claim(s) pending in a patent application or in an unexpired patent included within the Licensed Patents which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer.

                     Article 2 - Joint Development Committee
                     ---------------------------------------

         2.1 FORMATION. The Joint Development Committee will be comprised of four (4) members with two (2) being appointed and replaced by Oclassen and two
(2) being appointed and replaced by Symbollon. The initial members of the JDC are set forth on EXHIBIT C. Any changes to the size of the JDC must be unanimously agreed upon by that committee. Meetings of the JDC may be held so long as at least one (1) representative of each party is present. The JDC will meet at least once per fiscal quarter. Such meetings will be telephonic meetings, or will alternate at Oclassen's or Symbollon's headquarters, or as otherwise agreed by the parties. A chair of the JDC will be appointed alternately by Oclassen and Symbollon to six-month terms.

         2.2 RESPONSIBILITIES. Each party will report to the JDC regularly its progress with respect to its respective work assignments under the Project Plan. The JDC will monitor such progress, including, without limitation, adherence to the Project Plan's schedule for work completion and budget. The JDC will review and, as mutually agreed from time to time, revise the Project Plan. If the members of the JDC are unable to reach unanimous agreement on a proposed revision, the top executive officer of each party will confer as soon as reasonably practicable to thoroughly consider such proposed revision, and each use his commercially reasonable efforts to effect resolution. Should such conference not resolve the disagreement, subject to the provisions of Section 2.4, Oclassen will, in good faith, make the final decision to accept or to reject such proposed revision, PROVIDED that, in no event shall the Project Plan be revised without the mutual agreement of Oclassen and Symbollon with respect to (a) any matter which conflicts with a provision specifically set forth in this Agreement (other than provisions set forth in the Project Plan attached hereto as EXHIBIT B) and (b) the research and development work to be performed by Symbollon.

         2.3 NICHE PRODUCT. If, at any time on or after the second anniversary of the Effective Date, Symbollon wishes to develop and market a Product in the Territory for any indication which Oclassen is not Actively Developing, marketing or selling, Symbollon may give notice (the "NICHE PRODUCT NOTICE") to Oclassen identifying such Product and the indication(s) which Symbollon wishes to develop and market. If Oclassen has no interest in such indication(s), it shall so notify Symbollon as soon as practicable (and in any event within ninety
(90) days) after receipt of the Niche Product Notice, and Symbollon shall thereafter have the exclusive right to develop and market, independently or in conjunction with a third party, such Niche Product, but only for the indication(s) specified in the Niche Product Notice. If Oclassen wishes to develop such indication(s), it must (a) present to the JDC within ninety (90) days after receipt of the Niche Product Notice a detailed project plan (having substantially similar coverage of subject matter as the Project Plan attached hereto as EXHIBIT B) for such development and (b) at all times thereafter use Reasonable Commercial Efforts to implement and follow such plan. If Oclassen at any time fails to perform its obligations under the preceding sentence, Symbollon shall thereafter have the exclusive right to develop and market, independently or in conjunction with a third party, such Niche Product, but only for the indication(s) specified in Symbollon's Niche Product Notice. If the parties disagree about whether Symbollon may develop such indication(s), due to a failure to follow the notice procedures set forth in this Section 2.3 or the failure by Oclassen to properly perform its obligations under this Section 2.3, and such disagreement cannot be resolved by the JDC, then the top executive officer of each party will confer as soon as reasonably practicable and each use his commercially reasonable efforts to effect resolution. Should such conference not resolve the disagreement, the question will be decided by arbitration under Section 17.3.

         2.4 SWITCH TO OTC. If, at any time during the term of this Agreement, Oclassen wishes to revise the marketing strategy for any Product involving a switch to OTC sales, either exclusively or concurrently with prescription sales, it may so notify the JDC. If the JDC fails to reach unanimous agreement on such switch, the top executive officer of each party will confer as soon as reasonably practicable and each use his commercially reasonable efforts to effect resolution. Should such conference not resolve the disagreement, Symbollon will, in good faith, make the final decision to accept or reject such a switch. If the parties agree pursuant to this Section 2.4 that an OTC marketing strategy is to be adopted, then upon agreement by the parties of Symbollon's economic return with respect thereto, which return the parties agree to negotiate in good faith, Oclassen will have the exclusive right to make, have made, use and sell such Product in the OTC market, and the license granted under
Section 4.1 shall be deemed to be amended to reflect such right.


                  Article 3 - Research and Development Efforts
                  --------------------------------------------

         3.1 EFFORTS. Each party will perform its respective research and development efforts as initially set forth in the Project Plan. It is the parties' intent that (a) Oclassen will be primarily responsible for taking all steps necessary to commercialize Products in the Territory, including, without limitation, formulating Products, conducting animal studies and clinical trials, making all Regulatory Filings, identifying manufacturing processes, and otherwise commercializing Products, and (b) Symbollon will actively consult with Oclassen and be available to assist in Product formulations, as reasonably requested by Oclassen.

         3.2 FUNDING. Oclassen will (a) bear all of its own costs and expenses incurred in connection with its performance under the Project Plan and (b) pay Symbollon for its work under the Project Plan at the rate of one hundred and [****]1 per hour, plus reimbursement for all materials and third party costs incurred by Symbollon in accordance with the following: (i) on the Effective Date (with respect to the first partial fiscal quarter during the term of this Agreement) and, thereafter, on or before the first day of each fiscal quarter,

- -------------
1* denotes redacted confidential information for which confidential treatment is being requested pursuant to Rule 24b-2.

Oclassen shall deliver to Symbollon a purchase order setting forth Oclassen's and Symbollon's mutually agreed estimate of the work hours and materials required under the Project Plan for completion of Symbollon's assigned work for such quarter, together with the payment to Symbollon therefor, (ii) as each fiscal quarter progresses, Symbollon shall issue an invoice to Oclassen, if its hours and/or costs exceed the purchase order amounts previously paid to it at the beginning of such fiscal quarter, and Oclassen shall pay Symbollon the amount of such excess within thirty (30) days of receipt from Symbollon of an invoice therefor, and (iii) on or before the end of each fiscal quarter, Symbollon shall notify Oclassen of any excess payment for such quarter, and any excess shall be credited against the amounts due under the next fiscal quarter's purchase order.

         3.3 SHARING OF INFORMATION. Oclassen and Symbollon will take reasonable efforts to make available and disclose to each other all information known by Oclassen and Symbollon concerning the Field as of the Effective Date and at any time during the term of this Agreement. All discoveries or Inventions made by either party in the Field will be promptly disclosed to the other. Prior to each meeting of the JDC, each party will deliver to the other a verbal or written report presenting a meaningful summary of research done by that party to date under this Agreement. Each party will make regular presentations to the other of its research through the JDC to inform the other party of research done under this Agreement. Each party will provide the other with raw data in original form or a photocopy thereof for any and all work carried out in the course of the research as reasonably requested by the other party.

         3.4 MATERIAL SAMPLES. All materials believed by either party to be useful in the design of Products and prepared by such party in the course of any of its research will be discussed with the other party and samples of such materials will be submitted to the other party upon request.


                          Article 4 - Oclassen License
                          ----------------------------

         4.1 BASIC GRANT. Subject to the terms and conditions of this Agreement, Symbollon grants to Oclassen a sole and exclusive license under the Licensed Patents and Symbollon's Proprietary Information relating to iodine to make, have made, use and sell Products (including prescription and, subject to Section 2.4, OTC Products) in the Territory, with no right to grant further sublicenses, except solely for the purposes of (and to the extent necessary for) research and development and/or manufacture (but not distribution) of Products.


         4.2 SPECIFIC LIMITATIONS.

                  (a) OFF-LABEL USE. It is the parties' intent that the license set forth in Section 4.1 shall be specifically limited to prescription Products, subject to a possible revised marketing strategy switch to OTC sales pursuant to Section 2.4, and shall not include the Excluded Applications. Accordingly, Oclassen shall, without limitation, (i) promote any Product only to retail distribution channels and office-based physicians (expressly including physicians who treat outpatients within hospital-based clinics, departments, residency programs, physician offices, and managed care systems), (ii) not promote any Product through distribution channels servicing only the market(s) for the Excluded Applications and/or the medical surgical market, and (iii) not promote, either directly or indirectly, the use of any Product for any applications outside the Field.

                  (b) CO-PROMOTION. Oclassen will discuss with Symbollon any opportunity to enter into an arrangement with a third party pursuant to which Oclassen and such third party would co-promote any Product(s). After such discussion and giving due consideration to any concerns of Symbollon, Oclassen may enter a co-promotional arrangement, PROVIDED that, any such co-promotional agreement shall include provisions requiring (a) compliance by the third party with all of the terms and conditions set forth in this Agreement, (b) that a copy of the true and complete agreement and all amendments thereto be delivered to Symbollon upon execution thereof, (c) that Symbollon be made a third party beneficiary of the agreement and that Symbollon have the right to enforce the terms of the agreement directly, and (d) that Symbollon shall receive (i) royalties on sales of Product(s) by such co-promoter which provide the same economic return to Symbollon as if such Product had been sold directly by Oclassen to an unrelated third party, plus (but without duplication) (ii) one-half of any and all amounts received and all other consideration received (when in a form other than cash or its equivalent, the fair market value thereof when received) by Oclassen or its Affiliates directly or indirectly from such co-promoter by reason of the sale, distribution or use of Product(s), other than Net Sales as to which a royalty is paid to Symbollon under the preceding clause (i). As contemplated in the definition of "NET SALES", it is the parties' intent that any and all consideration paid to any co-promoter hereunder shall be at the sole cost and expense of Oclassen and shall not result in any reduction of the royalty due to Symbollon under this Agreement.

         4.3 SYMBOLLON RETAINED RIGHTS. Subject to the provisions of Section 9.2, Symbollon shall be free to pursue the research, development, manufacture and distribution of any pharmaceutical agent which incorporates Symbollon's proprietary iodine technology, independently or in cooperation with a third party, in any way whatsoever outside of the exclusive license granted to Oclassen hereunder.

               Article 5 - Clinical Trials and Regulatory Filings
               --------------------------------------------------

         Oclassen shall, at its sole cost and expense, conduct all clinical trials for prescription (and, if applicable pursuant to Section 2.4, OTC) Products in the Territory. Symbollon will cooperate with Oclassen in the conduct of any such clinical trials. Oclassen shall, at its sole cost and expense, secure any and all licenses, permits, approvals and other authorizations (the "REGULATORY APPROVALS") needed to commercialize prescription (and, if applicable pursuant to Section 2.4, OTC) Products in the Territory. Subject to the provisions of Section 15.3, all submissions and regulatory filings, including, without limitation, all documents, data and other information forming a part thereof (the "REGULATORY FILINGS"), made by or on behalf of Oclassen in order to gain the Regulatory Approvals, and the Regulatory Approvals themselves, shall be owned and maintained by Oclassen at its sole cost and expense. Oclassen grants to Symbollon the right of full access to, use of, reliance on and reference to the Regulatory Approvals and the Regulatory Filings, subject to the provisions of Article 7. Oclassen shall take all legally available measures, including, without limitation, providing waivers of confidentiality to Symbollon and/or its sublicensee(s), at the time of filing any Regulatory Filings and thereafter to secure for Symbollon rights equal to Oclassen's rights of access, use, reliance and reference to the Regulatory Approvals and Regulatory Filings. Copies of all documents, data or other information filed with any regulatory agency pursuant to the terms of this Article 5 shall be provided to Symbollon when filed with any such agency.


               Article 6 - Oclassen Milestone and Royalty Payments
               ---------------------------------------------------

         6.1 MILESTONES. In partial consideration of the rights granted to Oclassen hereunder, Oclassen will pay the following milestone payments to
Symbollon:

               (a) [****]2 upon the execution of this Agreement; plus

               (b) [****] upon the earlier of (i) the fifteen (15) month anniversary of the Effective Date or (ii) the first filing of an IND for any indication of a Product; plus

               (c) [****] upon the earlier of (i) the twenty-four (24) month anniversary of the Effective Date or (ii) the enrollment of a first patient in a Phase II or Phase II/III or Phase III clinical trial of a Product; plus

               (d) [****] upon the earlier of (i) the twenty-four (24) month anniversary of the Effective Date or (ii) the first completion of a Phase II or Phase II/III or Phase III clinical trial of a Product (I.E., under subsections (c) and (d), an aggregate of [****]

- -----------
2* denotes redacted confidential information for which confidential treatment is being requested pursuant to Rule 24b-2.

          will have been paid to Symbollon by no later than the twenty-four (24) month anniversary of the Effective Date); plus

               (e) [****]3 upon the earlier of (i) the thirty-six (36) month anniversary of the Effective Date or (ii) the first filing of an NDA for any indication for a Product; plus

               (f) [****] upon the second filing of an NDA for any indication of a Product; plus

               (g) [****] upon the first filing of an NDA for a Product for an acne indication; plus

               (h) [****] upon the first approval to market by the FDA of a Product which approval is for any indication(s); plus

               (i) [****] upon the first approval to market by the FDA of a Product which approval allows an indication for the treatment of acne.

It is the parties intent that multiple payments will be made by Oclassen if two or more milestones occur simultaneously.

         6.2 CERTAIN OFFSETS AGAINST ROYALTIES. The total amount paid by Oclassen to Symbollon pursuant to subsections 6.1 (f), (g), (h) and (i) (up to a total of [****] prior to payment for the achievement of the milestone set forth in subsection 6.1(i) and up to an additional[****] upon payment for the achievement of such milestone) shall be credited against earned royalties payable to Symbollon under Section 6.3 below, PROVIDED, that such credits shall not reduce the earned royalty payment due and payable for any calendar quarter by more than [****] during the two (2) consecutive years immediately following the first commercial sale of a Product in the Territory or more than [****] during any calendar quarter thereafter.

         6.3 ROYALTIES. In addition to all other amounts due hereunder, Oclassen will pay Symbollon with respect to each calendar quarter a royalty equal to [****] of Net Sales of Products during such quarter. Pursuant to Section 2.4, a royalty rate to be negotiated shall apply to Products in the OTC market, if any.

         6.4 OVERALL VALUE. Because Symbollon's Proprietary Information is an integral part of the license granted to Oclassen under this Agreement, precise apportionment of royalties and other considerations with respect to the Licensed Patents and Symbollon's

- ------------
3* denotes redacted confidential information for which confidential treatment is being requested pursuant to Rule 24b-2.

Proprietary Information is impossible. Accordingly, royalties and other consideration have been agreed upon as set forth herein.


            Article 7 - Symbollon Sale of Products Outside Territory
            --------------------------------------------------------

         If Symbollon sells Products and/or any other product(s) which incorporate and/or rely on a Joint Invention and/or Oclassen's Regulatory Filings or Regulatory Approvals outside the Territory, either directly or in conjunction with a third party, Symbollon shall pay Oclassen with respect to each calendar quarter a royalty equal to [****]4 of (1) the amount received by Symbollon from the Net Sales of such Products(s) or product(s) and, without duplication, (2) all amounts received and all other consideration received (when in a form other than cash or its equivalent, the fair market value thereof when received) by Symbollon by reason of the sale, license, distribution or use of such Product(s) or product(s), in each case during such quarter and subject to the following limitations: (a) for purposes of calculating the preceding royalty amount no royalties shall be paid on any monies paid to Symbollon by a third party expressly intended for the additional direct formulation and/or technical development, nor on any Manufacturing Costs of Product(s) or product(s) and (b) in no event shall Symbollon's royalty payments owed under this Article 7: (i) ever exceed [****] in the aggregate, (ii) with respect to any one Product, ever exceed Oclassen's Development Expenses for such Product and (iii) with respect to any one product (other than a Product), ever exceed Oclassen's Development Expenses as they relate specifically to the Joint Invention or Regulatory Approvals or Regulatory Filings actually utilized by Symbollon in such product.


                              Article 8 - Payments
                              --------------------

         8.1 TIMING OF ROYALTY PAYMENTS. Royalties payable under Section 6.3 and
Article 7 will be paid without deduction, counterclaim or set-off (except as provided in Section 6.2) not later than forty-five (45) calendar days following the end of each calendar quarter and each such payment shall be accompanied by a report in writing showing the calendar quarter for which such payment applies, the Net Sales for the calendar quarter, the calculations used to compute said amounts, including the quantity and description of the Product(s) (and/or products), and the royalties due on such Net Sales.

         8.2 TIME AND OTHER RECORDS. Each party, as applicable, will maintain records of its Development Expenses under this Agreement sufficient to determine its Development Expenses with respect to each Product for at least three (3) years from the date of origination of any such record and will permit inspections of such records by the other party's designated representative(s) twice per year during normal business hours.

- ----------------
4* denotes redacted confidential information for which confidential treatment is being requested pursuant to Rule 24b-2.

         8.3 RECORDS OF NET SALES. Each party shall keep and cause its Affiliates and permitted sublicensees to keep, true and accurate records and books of account containing data reasonably required for the computation and verification of payments to be made as provided by this Agreement, which records and books shall be open for inspection upon reasonable notice during business hours by either the other party's auditor(s) or an independent certified accountant selected by such party, except one to whom the party whose records are being inspected has a reasonable objection, for the purpose of verifying the amount of payments due and payable. Said right of inspection may be exercised not more than once in any calendar year, but will exist for three (3) years from the date of origination of any such record, and this requirement and right of inspection shall survive any termination of this Agreement. The inspecting party shall be responsible for all expenses of its auditor(s) or independent accountants associated with such inspection. However, in the event that such inspection reveals an underpayment of amounts due hereunder in excess of ten percent (10%), then said inspection shall be at the expense of the party whose records are being inspected and the amount of such underpayment shall bear interest at the rate of ten percent (10%) annually, commencing on the date the obligation to pay such underpayment initially accrued hereunder. If such inspection reveals an overpayment hereunder, the parties shall credit such overpayment against the next payment due hereunder.

         8.4 PAYMENTS. Any payments to be made by one party to the other under this Agreement will be paid in U.S. dollars at a rate of exchange as of the last business day of the period to which such payment applies as quoted in the WALL STREET JOURNAL or an equivalent published rate as agreed by the parties.


                             Article 9 - Exclusivity
                             -----------------------

         9.1 OCLASSEN'S EXCLUSIVITY OBLIGATIONS. During the term of this Agreement and unless this Agreement is terminated by Oclassen due to a material breach by Symbollon, for two (2) years after termination of this Agreement, Oclassen will not directly or indirectly research and develop iodine-based pharmaceutical agents for the topical treatment and prevention of recurrence of human skin diseases except with Symbollon pursuant to this Agreement.

         9.2 AVOIDANCE OF CONFUSINGLY SIMILAR PRODUCTS.

               (a) INTENT. Symbollon shall be free to develop and commercialize products in the Territory outside of the exclusive license granted to Oclassen hereunder. However, the parties acknowledge that there is a risk that they may wish to simultaneously commercialize confusingly similar products in the Territory. It is the parties' intent to avoid that risk. Accordingly, the parties agree as follows. For purposes of this Section 9.2, the term "confusingly similar" means that two or more products have (i) the same (A) consistency (i.e. cream, ointment, gel or solution), and
          (B) level of active iodine and (ii) substantially similar (a) physical properties (i.e. tackiness, odor, texture, color, drying capability, greasiness, skin feel, ease of application, time required for skin to absorb the composition, viscosity, flow, and opacity), and (b) composition of matter.

               (b) OCLASSEN'S REPORTS. Oclassen will report to Symbollon in writing no less frequently than at each quarterly meeting of the JDC all Product formulations which Oclassen is in the process of developing, or has developed. Each such report shall (a) set forth specifically with respect to each Product formulation the consistency, physical properties and composition of matter and level of active iodine, and (b) be updated as necessary to reflect the fact that at the initial stages of development the description of a Product's formulation will be less specific and may cover a broader range of concentration levels of active ingredients than it will as development progresses.

               (c) SYMBOLLON'S FORMULATION NOTICE. If Symbollon wishes to develop in the Territory any Niche Product or any product for an Excluded Application whose formulation may be confusingly similar to a reported Oclassen formulation, Symbollon shall give notice (the "FORMULATION NOTICE") to Oclassen, such notice to set forth specifically the Product formulation's consistency, physical properties and level of active iodine. If Oclassen objects to such development by Symbollon, it must so notify Symbollon within thirty
          (30) days of its initial receipt of the Formulation Notice. If Oclassen fails to so notify Symbollon, Symbollon shall thereafter have the right to develop and market products using such formulation to the exclusion of Oclassen. If Oclassen properly notifies Symbollon of its objection to Symbollon's Formulation Notice, the matter shall be referred to the JDC. If the JDC fails to reach unanimous agreement with respect to any formulation, the top executive officer of each party will confer as soon as reasonably practicable. Should such conference not resolve the disagreement, Symbollon will, in good faith make the final decision. In any event, Symbollon agrees to periodically update its initial Formulation Notice to Oclassen with respect to a product's formulation as development of its formulation progresses and more specific information becomes available.

               (d) CONFIDENTIALITY. From time to time, if Symbollon's proposed disclosures to Oclassen with respect to a Formulation Notice include confidential information of a third party, Oclassen agrees to execute confidentiality agreement(s) reasonably satisfactory to Symbollon and such third party.

         9.3 ROYALTIES FOR OFF-LABEL USE. If (a) either (i) a product sold by Symbollon or its sublicensee(s) is prescribed for off-label use in the Field in the Territory (a "SYMBOLLON INFRINGING PRODUCT") or (ii) a Product is prescribed for off-label use outside the Field in the Territory (an "OCLASSEN INFRINGING PRODUCT") and (b) sales of either a Symbollon Infringing

Product or an Oclassen Infringing Product, as applicable, for a specific off-label application equal or exceed ten percent (10%) of the unit sales in the Territory of the non-infringing party's product which is being infringed (as determined by an appropriately qualified third party such as IMS, Walsh, PMSI or Nielson), then, (and for so long as such sales equal or exceed ten percent (10%) of the unit sales in the Territory of the non-infringing party's product which is being infringed) with respect to each relevant off-label application, [****]5 of the amount received by Symbollon or Oclassen and their respective Affiliates, as applicable, on account of the sales from such off-label application(s) (i.e. if Symbollon, Oclassen, or their respective Affiliates are selling the product to an unrelated third party, then an amount equal to Net Sales less Manufacturing Costs relevant to such sales, or, if Symbollon or Oclassen is receiving a royalty from a licensee, then the amount of such royalty and all other consideration received by reason of the manufacture, sale, or use of such application, less Manufacturing Costs relevant to such sales) shall be paid to the other party. Payments owed to a party under this Section 9.3 shall be paid in addition to all other amounts otherwise owing under this Agreement, whether in the form of royalties, milestones or otherwise.

                  Article 10 - Confidentiality and Publications
                  ---------------------------------------------

         10.1 PROPRIETARY INFORMATION. All Proprietary Information which is disclosed by one party to the other during the term of this Agreement shall be maintained in confidence by the receiving party and shall not be disclosed by the receiving party to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing party, except to the extent that such Proprietary Information:

          (a) is known by the receiving party at the time of its receipt as documented in written records, or

          (b) is properly (through no breach of this Agreement) in the public domain, or

          (c) is subsequently disclosed without any confidentiality obligation to the receiving party by a third party who may lawfully do so, or

          (d) is required to be disclosed to governmental agencies in order to gain approval to sell Products, or

          (e) is necessary to be disclosed to agents, consultants and/or other third parties for the research, development and/or marketing of Products, which entities first agree in writing to be bound by the confidentiality obligations contained in this Agreement.

The confidentiality obligations of the parties hereunder shall continue in full force and effect for a period of five (5) years following the termination of this Agreement.

- -----------
5* denotes redacted confidential information for which confidential treatment is being requested pursuant to Rule 24b-2.

         10.2 JOINT DISCLOSURES. Oclassen and Symbollon will jointly discuss and agree on the release of any statement to the public regarding the execution and the subject matter of this Agreement, the details of research to be conducted under this Agreement, or any other material term of this Agreement, subject in each case to disclosure otherwise required by law or regulation, including applicable securities laws.


                 Article 11 - Ownership of Intellectual Property
                 -----------------------------------------------

         11.1 GENERAL INTENT. In furtherance of the research and development work to be conducted pursuant to the Project Plan and subject to the terms set forth herein, the parties will exchange Proprietary Information. Except as expressly set forth herein, no licenses or other transfers of ownership are granted under this Agreement, and each party shall retain all right, title and interest to its Proprietary Information.

         11.2 NEW INVENTIONS. All Inventions which are made by Oclassen during the term of this Agreement will be owned as follows:

         (a) INVENTIONS BY OCLASSEN. Any Invention made by Oclassen during the term of this Agreement shall be owned by and assigned to Symbollon if, and only if, such Invention pertains to iodine. Any and all such Inventions will be included within the license granted to Oclassen pursuant to Section 4.1.

         (b) JOINT INVENTIONS. Any Invention which is made by Oclassen's personnel in conjunction with Symbollon's personnel and not covered by subsection (a) of this Section 11.2 (a "JOINT INVENTION") shall be owned by and assigned to (i) Symbollon, if, and only if, such Invention pertains to iodine, and any and all such Inventions will be included within the license granted to Oclassen pursuant to Section 4.1 or (ii) Oclassen, if, and only if, such Invention pertains to any Joint Invention not covered by the preceding clause (a).

         11.3 SYMBOLLON'S RIGHTS IN OCLASSEN'S JOINT INVENTIONS. Oclassen hereby grants Symbollon a permanent, non-exclusive license (which license shall survive any termination of this Agreement) to practice any Joint Invention owned by Oclassen and to make, use and sell products utilizing any such Joint Invention outside the exclusive license granted to Oclassen hereunder (a) for human skin applications, subject to any applicable royalty under Article 7 and (b) for all other applications on a royalty-free basis. In addition, Oclassen agrees to disclose and hereby grants a permanent, non-exclusive, royalty-free license to Symbollon to practice any invention (including any Invention) of Oclassen relating to a method of dispensing iodine compositions developed or acquired by Oclassen during the term of this Agreement.

         11.4 PATENT APPLICATIONS. Each party shall have the right, in its sole discretion, and at its sole expense, to file, prosecute and maintain patent applications and the patents relating thereto with respect to Inventions owned by it. During the term of this Agreement, each party will notify the other before it files any patent application that makes claims within the Field. Each Party shall cooperate with the other to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary in the preparation and prosecution of all such patents and other applications and protections relating to an Invention referred to in Section 11.2.

         11.5 DISPUTES. Any dispute relating to the ownership of Inventions or any other issue relating to a party's rights or obligations under this Article 11 which can not be decided by good faith negotiations between the parties, shall be resolved by arbitration pursuant to Section 17.3.


                Article 12 - Warranties/Indemnification/Insurance
                -------------------------------------------------

         12.1 REPRESENTATIONS AND WARRANTIES. Each party represents and warrants to the other that (a) it has the full right, power and authority to execute, deliver and perform this Agreement, and (b) the terms of this Agreement do not conflict with any other agreement, order or judgment to which such party is a party or by which it is bound. Symbollon represents and warrants to Oclassen that, to the best of its knowledge as of the Effective Date, there are no third parties who are infringing the Licensed Patents existing as of the Effective Date.

         12.2. DISCLAIMER. Symbollon makes no representation or warranty that the Licensed Patents which are patent applications will be granted or, if granted, will be valid or, that the exercise of the rights granted to Oclassen hereunder will not infringe other patent rights or intellectual property rights vested in any third party. No license is granted except as expressly provided herein, and no license in addition thereto shall be deemed to have arisen or be implied by way of estoppel or otherwise. SYMBOLLON DOES NOT WARRANT THE VALIDITY OF THE LICENSED PATENTS AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE LICENSED PATENTS.


         12.3  ADDITIONAL COVENANTS.

                  (a) OCLASSEN. Oclassen covenants and agrees with Symbollon that (a) Oclassen will at all times from the Effective Date until the seventh anniversary of the Effective Date be either selling or Actively Developing at least three different indications for a Product (which may involve one or more different formulations), (b) all Products manufactured by Oclassen shall conform to pharmaceutical industry standards and Good Manufacturing Practices of the FDA, (c) Oclassen shall exert its Reasonable Commercial Efforts to manufacture, promote, sell and distribute each and every Product which receives Regulatory Approval for marketing in the Territory, and (d) Oclassen shall take all commercially reasonable efforts within its control to avoid use of any Product for any application outside the Field.

                  (b) SYMBOLLON. Symbollon covenants and agrees with Oclassen that Symbollon shall take all commercially reasonable efforts within its control (including requiring its licensee(s) to so agree) to avoid use of any of its products in the Territory for any application inside the Field.

         12.4 INDEMNIFICATION. Each party shall indemnify, defend and hold harmless the other party, its directors, officers, employees and agents and their respective successors, heirs and assigns (the "INDEMNITEES") against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments relating to, or arising out of (a) any breach of the indemnifying party's representations, warranties, agreements or covenants in this Agreement, including without limitation the confidentiality obligations set forth in Sections 9.2(d) and Article 10, and (b) any other activities to be carried out by the indemnifying party, its Affiliate(s) or agents under to this Agreement (including, without limitation, with respect to Oclassen, the design, clinical testing, production, manufacture, sale, use, release or promotion by Oclassen or by any Affiliate or agent of Oclassen, of any Product or process or service relating thereto).

         12.5 INSURANCE. At all such times as any Product is being tested, distributed or sold by Oclassen or any Affiliate or agents of Oclassen, Oclassen shall, at its sole cost and expense, procure and maintain policies of product liability insurance in amounts not less than five million dollars ($5,000,000) per incident and five million dollars ($5,000,000) annual aggregate and naming Symbollon as an additional insured. The minimum amounts of insurance coverage required under these provisions shall not be construed to create a limit of Oclassen's liability with respect to its indemnification obligations hereunder. Oclassen shall provide Symbollon with written evidence of such insurance upon request by Symbollon. Oclassen shall provide Symbollon with written notice immediately upon receipt by Oclassen of notice of any pending cancellation, non-renewal or material change in such insurance, and shall obtain replacement insurance providing comparable coverage prior to any such cancellation, non-renewal or material change. Oclassen shall maintain such product liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Product or process or service relating thereto is being tested, distributed or sold by Oclassen or by any Affiliate or agent of Oclassen and (b) a reasonable period after the period referred to in the preceding clause (a), which in no event shall be less than fifteen (15) years.

         12.6 ADDITIONAL INDEMNIFICATION OBLIGATIONS. In the event any action is commenced or claim made or threatened against one or more of the Indemnitees as to which a party to this Agreement may be obligated to indemnify it or them or hold it or them harmless, such Indemnitee(s) shall promptly notify such party of such event. Such party shall assume the defense of, and may settle (with the applicable Indemnitee's consent, such consent not to be unreasonably withheld), with counsel of its own choice (reasonably acceptable to the other party to this Agreement and the applicable Indemnitee(s)) and at its sole expense such claim or action. Any Indemnitee may participate in the defense of any such claim or action with counsel of its own choice at its own expense. No party shall be liable to the other party or other Indemnitee(s) on account of any settlement of any such claim or action effected without its prior written consent, which shall not be unreasonably withheld. Notwithstanding any provision herein to the contrary, Oclassen shall take no action relating to, and Symbollon may withhold its consent in its sole discretion to, the settlement of any matter which may affect the Licensed Patents or Symbollon's Proprietary Information.


                    Article 13 - Infringement and Trademarks
                    ----------------------------------------

         13.1 NOTICE OF INFRINGEMENT. Each party shall promptly notify the other in writing of any infringement of a patent within the Licensed Patents of which they become aware in the Field. During the term of this Agreement, Symbollon shall have the first right at its expense to institute and control all actions brought for infringement of the Licensed Patents when, in Symbollon's sole judgment, such action may be reasonably necessary, proper and justified. In the event Symbollon declines within ninety (90) days of its receipt of such notice of infringement to either (a) cause infringement to cease or (b) initiate legal proceedings against the infringer, Oclassen may upon notice to Symbollon initiate legal proceedings against the infringer in the Field at Oclassen's expense.

         13.2 CONTROL AND COOPERATION IN INFRINGEMENT ACTIONS. In the event either party shall initiate or carry on legal proceedings to enforce the Licensed Patents against an alleged infringer, the other party shall fully cooperate with, and supply all reasonable assistance requested by, the party initiating or carrying on such proceedings. The party that institutes any suit to protect or enforce the Licensed Patents shall have control of that suit, subject to the rights of the other party to be kept informed of all material decisions relating to such suit prior to their implementation, and shall bear the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this Section. Notwithstanding any provision herein to the contrary, (a) legal proceedings initiated or carried on by Oclassen shall be in Oclassen's name, provided that Symbollon shall permit proceedings to be brought and maintained in its name or shall permit Symbollon to be joined as a party to an action if required by law and (b) in no event shall there be a settlement of an infringement action relating to the Licensed Patents without the prior written consent of Symbollon, which consent shall not be unreasonably withheld.

         13.3 RECOVERIES AGAINST INFRINGER. Any recovery obtained by either party as the result of legal proceedings to enforce the Licensed Patents against an alleged infringer, whether obtained by settlement or otherwise, shall after payment of all otherwise unrecovered expenses attributable to such action paid by such party, including without limitation fees paid to outside counsel or a consultant, and reasonable travel expenses, but not including any part of any salary of any employee of such party, be allocated 50/50 between the parties.

         13.4 TRADEMARKS. During the term of this Agreement, Oclassen shall have the right to promote and sell Products under the license granted to it pursuant to Section 4.1 under trademarks selected by Oclassen, which trademarks shall be and remain, subject to Section 15.4, the property of Oclassen. Symbollon shall have the right to register and own any such trademark outside the Territory.


                           Article 14 - Assignability
                           --------------------------

         Except as expressly set forth in this Article 14, this Agreement shall not be assignable by Oclassen without the prior written consent of Symbollon and any attempt to assign (directly or indirectly) this Agreement whether by sale of stock or assets, merger or otherwise, without such consent shall be void from the beginning. Oclassen may assign this Agreement without Symbollon's consent to any purchaser of, or successor in interest to, all or substantially all of Oclassen's business to which this Agreement relates if, and only if, the intended successor or purchaser agrees in writing (a) to accept and be bound by all of the terms and conditions of this Agreement (b) to devote at least the same efforts and resources to performance hereunder as Oclassen exerted immediately before the assignment.


                        Article 15 - Term and Termination
                        ---------------------------------

         15.1 TERM. This Agreement will become effective on the Effective Date and, unless terminated under another specific provision of this Agreement, will remain in effect until, and terminate upon the last to expire of the Licensed Patents.

         15.2 TERMINATION EVENTS . Upon the occurrence of any of the events set forth below, either party, as applicable, shall have the right to terminate this Agreement by giving written notice of termination, to be effective as described herein:

               (a) non-payment of any amount payable to such party hereunder continuing ten (10) calendar days after receipt of written notice of such non-payment;

               (b) failure by Oclassen to obtain replacement insurance prior to the cancellation, non-renewal or material change of existing insurance pursuant to Section 12.5 upon receipt of written notice of termination by Symbollon;

               (c) failure by the other party in any material respect (other than matters which are covered by clauses (a) and (b) above) to observe or perform any of the provisions of this Agreement on the other party's part to be observed or performed, if, in the case of a failure to achieve specific milestones identified in the Project Plan, a new Project Plan addressing such failure is not submitted to the JDC within thirty (30) calendar days after receipt of notice specifying such failure or, in the case of any other failure (other than matters which are covered by clauses (a) and (b) above), such failure is not remedied within thirty (30) calendar days after receipt of notice specifying such failure;

               (d) if the other party (i) applies for or consents to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its assets, (ii) admits in writing its inability to pay its debts as they mature, (iii) makes a general assignment for the benefit of creditors, (iv) is adjudicated a bankrupt or insolvent,
          (v) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law or any answer admitting the material allegations of the petition filed against it in any bankruptcy, reorganization or insolvency proceeding or (vi) takes corporate action for the purpose of effecting any of the foregoing; and

               (e) an order of judgment or decree shall be entered, without the application, approval or a consent of the other party by any court of competent jurisdiction, approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator of such party, or all or a substantial part of its assets and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days.

         15.3 TERMINATION BY OCLASSEN. Oclassen may terminate this Agreement by giving Symbollon a notice of termination to be effective upon a termination date set forth by Oclassen in such notice, which termination date shall not be sooner than ninety (90) days after the date of the notice. Such notice shall be deemed by the parties to be final and, immediately upon receipt of such notice of termination, Symbollon shall have the right to begin negotiations, and enter into agreements, with others concerning Products, the Licensed Patents and Symbollon's Proprietary Information in the Field.

         15.4 EFFECTS OF TERMINATION. If this Agreement is terminated by Symbollon pursuant to Sections 15.2 (a), (b) or (c), such termination may, at Symbollon's sole discretion, be on a Product-by-Product basis, and, upon any such Product-by-Product termination, all trademarks and Regulatory Filings and Regulatory Approvals then owned by Oclassen with respect to such terminated Product shall be assigned to Symbollon and Oclassen agrees to execute all such further documents as may be reasonably required to effect such assignment. No exercise by either party of any right of termination shall constitute a waiver of any right of that party for recovery of any monies then due to it hereunder or any other right or remedy such party may have at law, in equity or under this Agreement.

         15.5 SURVIVAL. Termination of this Agreement for whatever reason shall be without prejudice to the settlement of the rights and obligations of the parties arising out of this Agreement prior to the date of termination, including, without limitation: (a) obligations to pay royalties and other sums accruing hereunder, (b) the right to complete the manufacture and sale of Products which qualify as "work in process" under generally accepted cost accounting standards or which are in stock at the date of termination, and the obligation to pay royalties on Net Sales of such Products, (c) obligations for record keeping and accounting reports for so long as Products are sold pursuant to the preceding clause (b), (d) the right to inspect books and records as described in Sections 8.3 and 8.4, (e) obligations of insurance, defense and indemnity under Article 12, (f) any cause of action or claim accrued or to accrue because of any breach or default by the other party hereunder, (g) obligations of confidentiality under Article 10, and (h) all of the terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.

                       Article 16 - Supply and Manufacture
                       -----------------------------------

         Oclassen will have the exclusive right to manufacture or have manufactured Products in the Field for sale within the Territory. Symbollon shall be entitled to purchase Product from Oclassen, if Oclassen is the manufacturer of such Product, at [****]6, or directly from Oclassen's manufacturing source at the same cost per unit paid by Oclassen. Notwithstanding any provision in this Agreement to the contrary, Symbollon shall have the right to manufacture or have manufactured Products inside the Territory, provided, that such Products are sold outside the Territory.


                           Article 17 - Miscellaneous
                           --------------------------

         17.1 NOTICES. Any notice or other communication to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or deposited in the United States mail, certified or registered with return receipt, or sent by courier requiring proof of receipt, addressed as follows:

- --------------
6* denotes redacted confidential information for which confidential treatment is being requested pursuant to Rule 24b-2.

         To Symbollon:

                     Symbollon Corporation
                     122 Boston Post Road
                     Sudbury, MA  01776
                     Telephone:  508-443-0165
                     Fax:  508-443-0166
                     Attention:  President

          With a copy to:

                     William P. Gelnaw, Jr., Esq.
                     Choate, Hall & Stewart
                     Exchange Place
                     53 State Street
                     Boston, MA  02109
                     Telephone:  617-248-5000
                     Fax:  617-248-4000

          To Oclassen:

                     Oclassen Pharmaceuticals, Inc.
                     100 Pelican Way
                     San Rafael, CA  94901
                     Telephone:  (415) 258-4500
                     Fax:  (415) 258-4550
                     Attention:  President


          With copy to:

                     Venture Law Group
                     2800 Sand Hill Road
                     Menlo Park, CA  94025
                     Telephone:  (415) 233-8313
                     Fax:  (415) 854-1121
                     Attention:  Craig Johnson
                     Director

or to such other address as either party shall designate by written notice, similarly given, to the other party. If sent by telex, facsimile or other electronic media, an original confirmation copy must be sent within thirty days by means listed above.

         17.2 GOVERNING LAW; JURISDICTION AND VENUE. This Agreement shall be governed by the internal laws of The Commonwealth of Massachusetts (without regard to conflict of law provisions), except that questions affecting the construction and effect to any patent shall be determined by the law of the country in which the patent has been granted. Any claim or controversy arising out of or related to this contract or any breach thereof, except as provided under Section 17.3, shall be submitted to United States District Court, District of Massachusetts, if initiated by Oclassen, and to the United States District Court, District of Northern California, if initiated by Symbollon, and the parties hereby consent to the jurisdiction and venue of such court.

         17.3 LIMITED ARBITRATION. Disagreements under Sections of this Agreement which make specific reference to this Section 17.3 shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association by a board of arbitrators consisting of one arbitrator appointed by Oclassen, one arbitrator appointed by Symbollon, and a third arbitrator chosen by the mutual agreement of Oclassen and Symbollon, which third arbitrator shall be unrelated either to Oclassen or Symbollon. Any arbitration hereunder shall be held in Boston, Massachusetts, if initiated by Oclassen, and in San Rafael, California, if initiated by Symbollon. In such arbitration proceedings, this Agreement shall be governed by and construed according to Massachusetts law as provided in Section 17.2. Arbitration may be commenced at any time by either party hereto giving written notice to the other party to a dispute that such dispute has been referred to arbitration. Any judgment or decision rendered by the panel shall be binding upon the parties and shall be enforceable by any court of competent jurisdiction. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared, PROVIDED, however, that if in the opinion of the arbitrators any claim hereunder or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their reward, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection.

         17.4 WAIVER. Except as specifically provided for herein, the waiver from time to time by either party of any of its rights or a party's failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such party's rights or remedies provided in this Agreement.

         17.5 ENFORCEABILITY. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant or condition to the parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (b) the parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, and in the event that the parties are unable to agree upon a reasonable acceptable alternative, then the parties agree that a submission to arbitration shall be made in accordance with Section 17.3 to establish an alternative to such invalid or unenforceable term, covenant or condition of this Agreement or the application thereof, it being the intent that the basic purposes of this Agreement are to be effectuated.

         17.6 ENTIRE AGREEMENT AND AMENDMENT. This Agreement contains the entire understandings of the parties with respect to the matters contained herein, and supersedes all prior agreements, oral or written, and all other communication between them relating to the subject matter hereof. The parties hereto may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized officers of both parties hereto.

         17.7 INDEPENDENT CONTRACTOR. Nothing herein shall be deemed to establish a relationship or principal and agent between Oclassen and Symbollon, nor any of their respective agents or employees, for any purpose whatsoever. This Agreement shall not be construed as constituting Oclassen and Symbollon as partners, or as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

         17.8 HEADINGS. The headings of the several Articles and sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         17.9 FURTHER INSTRUMENTS. Each party agrees to execute, acknowledge and deliver such further instruments and to do all such further acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         17.10 FORCE MAJEURE. Performance of a party's obligations hereunder (other than the payment of money or the failure by Oclassen to provide insurance pursuant to Section 12.5) may be delayed if (a) such performance is delayed by causes beyond that party's reasonable control, including, but not limited to, acts of God, war, riot, epidemics, fire, flood, insurrection, or acts of civil or military authorities, and (b) such delaying party is at all times working diligently to correct the matter causing the delay and otherwise performing as required under the Agreement. Notwithstanding the foregoing, the parties shall remain liable for all obligations incurred by them prior to any termination of this Agreement.

         17.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. One or more counterparts may be delivered via telecopier and any such telecopied counterpart shall have the same force and effect as an original counterpart hereto.

         17.12 EXHIBITS. The following Exhibits are attached hereto and incorporated herein by reference:

               EXHIBITS                SUBJECT MATTER
               --------                --------------

                  A                    Patents and Patent Applications

                  B                    Project Plan

                  C                    Initial Members of the JDC


                   [Signatures Appear on the Following Page.]

         IN WITNESS WHEREOF the parties have executed this Agreement as an instrument under seal as of the date and year first written above.


SYMBOLLON CORPORATION                    OCLASSEN PHARMACEUTICALS, INC.



By: /s/ Paul C. Desjourdy                By: /s/ Terry L. Johnson
    --------------------------              ----------------------------
    Paul C. Desjourdy,                      Terry L. Johnson,
    Vice President and                      President and
    Chief Financial Officer                 Chief Executive Officer

                                    Exhibit A

                         Patent Applications and Patents
                         -------------------------------


      [Contents of Exhibit redacted as confidential information for which confidential treatment is being requested pursuant to Rule 24b-2.]

                                    Exhibit B

                                  Project Plan
                                  ------------


      [Contents of Exhibit redacted as confidential information for which confidential treatment is being requested pursuant to Rule 24b-2.]

                                    Exhibit C


                           Initial Members of the JDC
                           --------------------------



         Symbollon:        1.  Jack Kessler
                           2.  Paul C. Desjourdy



         Oclassen:         1.  Frank P. Killey
                           2.  Dennis W. Adair